UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2024

Neuraxis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41775	45-5079684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11550 N. Meridian Street, Suite 325

Carmel, IN 46032

(Address of principal executive offices)

Registrant’s telephone number, including area code: (812) 689-0791

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NRXS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities

As previously disclosed, on November 9, 2023, Neuraxis, Inc. (the “Company”) entered into a securities purchase agreement, as amended, with Flagstaff International, LLC (“Flagstaff International”) for the issuance and purchase of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), at a price per share of $2.38. As previously disclosed, the aggregate purchase price, as amended on March 22, 2024, is $5 million, to be paid in monthly installments of $200,000 each. The creation of the Series B Preferred Stock was subject to approval by the Company’s stockholders of an amendment to the Company’s Certificate of Incorporation to authorize the creation of the Series B Preferred Stock (the “Stockholder Approval”). The Series B Preferred Stock is convertible at any time into shares of common stock of the Company, $0.001 par value per share (the “Common Stock”) without any further consideration. Following the issuance of the Series B Preferred Stock, it will rank senior to the Common Stock with respect to payments upon the liquidation, dissolution and winding up of the Company.

As previously disclosed, in February and March 2024, the Company entered into securities purchase agreements with a total of nine accredited investors for the issuance and purchase of convertible promissory notes (the “First Series B Preferred Stock Notes”) for an aggregate purchase price of $1,135,000. The notes were to be automatically converted into shares of Series B Preferred Stock (at a conversion price of $2.38 per share) following the date of the Stockholder Approval and the filing of the Certificate of Designation for the Series B Preferred Stock with the State of Delaware (the “Certificate of Designation”).

As previously disclosed, the Company issued convertible promissory notes (the “Second Series B Preferred Stock Notes”) to Flagstaff in February 2024 and March 2024, in the amounts of $3 million and $2 million, respectively, with substantially similar terms as the First Series B Preferred Stock Notes. Through September 9, 2024, Flagstaff has lent $800,000 to the Company.

As previously disclosed, on May 21, 2024, the Company entered into a securities purchase agreement with three related institutional accredited investors for the issuance and purchase of convertible promissory notes with substantially similar terms as the First and Second Series B Preferred Stock Notes (the “Third Series B Preferred Stock Notes”, and, together with the First Series B Preferred Stock Notes and the Second Series B Preferred Stock Notes, the “Preferred Stock Notes”) for an aggregate purchase price of approximately $3 million. The Third Series B Preferred Stock Notes were to be automatically converted into shares of Series B Preferred Stock (at a conversion price of $2.38 per share) following the date of the Stockholder Approval and the filing of the Certificate of Designation.

As previously disclosed, the Stockholder Approval was obtained on August 15, 2024.

Following the Company obtaining the Stockholder Approval, the Company filed a certificate of amendment to the Company’s Certificate of Incorporation and filed the Certificate of Designation with the Secretary of State of Delaware. Following the filing of the Certificate of Designation, pursuant to Section 4(a) of the Preferred Stock Notes, the $4,935,001.90 of principal owed pursuant to the Preferred Stock Notes was automatically converted into a total of 2,073,524 shares of Preferred Stock (the “Note Conversion Preferred Shares”). The Note Conversion Preferred Shares were issued on September 9, 2024.

The issuance of the Note Conversion Preferred Shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), since the foregoing issuance did not involve a public offering, the recipients took the securities for investment and not resale, we took appropriate measures to restrict transfer, and the recipients are accredited investors. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2024	NEURAXIS, INC.

	By:	/s/ Brian Carrico
	Name:	Brian Carrico
	Title:	President and Chief Executive Officer